NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
egraap@fauquierbank.com

Fauquier Bankshares, Inc. (FBSS) Announces 9.4% Increase in Quarterly Dividend

WARRENTON, VA, November 17, 2005 – The Board of Directors of Fauquier Bankshares, Inc. (NASDAQ SmallCap: FBSS) announced today an increase in its quarterly dividend from $0.16 to $0.175 per share. This dividend was declared for shareholders of record at the close of business December 22, 2005, payable January 3, 2006.

The $0.175 per share dividend represents an increase of 9.4% over the dividend of $0.16 paid on October 3, 2005. When compared to the dividend of $0.15 announced last year on November 18, 2004, the $0.175 dividend announced today represents an increase of 16.7% and a $0.70 dividend on an annualized basis.

Randy Ferrell, President and CEO of Fauquier Bankshares, Inc. and its primary subsidiary, The Fauquier Bank, commented, “In light of a combination of positive factors and solid financial results experienced over the first three quarters of 2005 and our outlook for the remainder of the year, the Board wanted to acknowledge and share our accomplishments with our shareholders by declaring a dividend increase of nearly 10% when compared with our previous dividend paid in October. On a personal note, I want to thank all our Associates who were instrumental in our accomplishing such positive results.”

Fauquier Bankshares, Inc., and its principal subsidiary, The Fauquier Bank, had combined assets of $457.8 million at September 30, 2005. The Fauquier Bank, an independent, locally-owned, community bank, offers a full range of financial services, including internet banking, commercial, retail, insurance and wealth management services, through eight banking offices and nine ATM locations throughout Fauquier County and Manassas, Virginia. Additional information may be found by contacting us on the internet at www.fauquierbank.com or by calling (800) 638-3798.

This press release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, housing valuations within our general market area, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the Bank’s loan or investment portfolios, competition, demand for financial services in our market area, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

######